Exhibit 99.2

Supplemental Financial Information Second Quarter 2005

Table of Contents Introduction 2 Appendix Financial Highlights 3-4 Supplemental Information on Bond Portfolio 17-19 Coverage Ratios 5 Bond Portfolio Distribution 17 Distribution Growth, CAD Growth, and Payout Ratio 6 Cash Flow Hedging 18-19 Market Capitalization and Leverage 7-8 Analysis of Balance Sheet Components 20-21 Consolidated Financials Contact Information 22 Balance Sheet 9 Three Months Ended Income Statement Six Months Ended Income Statement 10 11 GAAP to CAD Reconciliation 12 Business Segments 13 Production Summary 14 Equity Research Coverage 15

Introduction It is the mission of MuniMae to be the premier real estate finance and investment advisory company. MuniMae provides debt and equity financing to owners of real estate investments and offers investment advisory services to institutional investors. We rely on our in-depth industry knowledge and expertise to successfully structure and manage investments for our own account and for others. We are dedicated to an environment where Integrity, Innovation and Service are of the highest importance. MuniMae is organized as a limited liability company, which allows it to combine the limited liability, governance and management characteristics of a corporation with the pass-through income features of a partnership. As a result, the tax-exempt income derived from certain investments remains tax-exempt when passed through to shareholders.

Financial Highlights (See footnotes on following page)

Financial Highlights Note (1) - We adopted FASB Interpretation No. 46R, "Consolidation of Variable Interest Entities" effective March 31, 2004, which required us to consolidate certain tax credit equity funds and real estate operating partnerships in which we have a 1% or less general partnership interest. As a result of consolidating the funds, syndication and other fees earned on these funds have been eliminated in consolidation. These changes, coupled with the finance accounting required for the guaranteed tax credit equity funds under FAS 66, make the year over year comparisons difficult. Accordingly, we have presented adjusted amounts for comparability purposes to prior years. These amounts are not in accordance with generally accepted accounting principles ("GAAP"). Note (2) - We provide investors with a non-GAAP performance measurement, Cash Available for Distribution ("CAD"), to report our operating results. We believe this measure, in addition to net income, provides investors with the information necessary to assess our operating results. This concept is similar to Funds From Operations ("FFO") for REITs. We define CAD as net income, adjusted for: (1) cash received for origination, syndication and guarantee fees and other revenue but deferred for GAAP purposes; (2) non-cash items, which include primarily fair market value adjustments related to derivatives, amortization of intangible assets, non- cash gains and losses associated with the sale of servicing rights, valuation allowances and impairment losses related to our investments in loans, bonds and bond-related investments, changes in accounting principle and deferred compensation and deferred tax expenses; (3) cash received from our investments in certain partnerships rather than our allocable share of GAAP-based net income (which includes depreciation and amortization); (4) syndication and other fees eliminated due to the consolidation of certain tax credit equity funds and the requirements surrounding the guaranteed tax credit equity funds; and (5) the different carrying bases for GAAP and CAD on properties sold. Our calculation of CAD may not be comparable to similarly titled measures reported by other companies because there is no generally accepted methodology for computing CAD and all companies do not calculate CAD in the same manner. It should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance. CAD is reconciled to net income on page 12 of this supplemental financial information package. Notes (1) and (2) are referenced throughout the remainder of the presentation.

Coverage Ratios Notes: (3) GAAP Fixed Charge Coverage equals net income plus depreciation and amortization, net gains (losses) on derivatives from mark-to-market adjustments, income tax expense, interest expense, interest expense on preferred shares and subordinate debentures, and dividends on perpetual preferred shares, divided by interest expense plus interest expense on preferred shares, interest rate swaps and subordinate debentures and dividends on perpetual preferred shares. (4) CAD Fixed Charge Coverage equals total CAD to common shares plus depreciation, income tax expense, interest expense, interest expense on preferred shares and subordinate debentures and dividends on perpetual preferred shares, divided by interest expense plus interest expense on preferred shares and subordinate debentures and dividends on perpetual preferred shares.

Distribution Growth, CAD Growth, and Payout Ratio * analyst consensus for 2004 CAD. Distribution Per Share Gross Margin % CAD Payout Ratio CAD Per Share 2000 1.6725 0.558 0.898 1.86 2001 1.715 0.566 0.89 1.92 2002 1.755 0.56 0.88 2 2003 1.795 0.554 0.86 2.13 2004 1.86 0.797 2.33

Market Capitalization and Leverage Note: (5) Senior Debt includes notes payable, short-term debt, and long-term debt. (5)

Market Capitalization Total Market Capitalization(6) as of June 30, 2005 Note: (6) Equity market cap is based on shares outstanding as of last day of the fiscal quarter multiplied by closing share price as of last trading day in the quarter; other data on chart are GAAP figures as of quarter-end.

Consolidated Balance Sheets

Consolidated Income Statements -Quarters Ended June 30, 2005 and 2004

Consolidated Income Statements - Six Months Ended June 30, 2005 and 2004

Net Income to CAD Reconciliation

Business Segments Note: (7) Includes $24 million of taxable loans associated with tax-exempt bond originations. (8) Includes $3.5 billion from July 1, 2005 Glaser Financial Group, Inc. acquisition. (7) (8)

Production Summary Notes: (9) Represents equity raised from investors. (10) Represents bonds originated for Fannie Mae, Freddie Mac, and FHA/HUD programs and is funded off balance sheet. (11) Most MRC production (B-Notes, Mezzanine Loans, and Permanent Whole Loans) is expected to be off balance sheet management of third party funds. For the six months ended June 30, 2005, 100% of the MRC production was off balance sheet.

Equity Research Coverage Firm Analyst Telephone A.G. Edwards Matthew Park 212-557-1228 Legg Mason Wood Walker Rod Petrik 410-454-4131 Merrill Lynch Brian Legg 212-449-1153 RBC Capital Jay Leupp 415-633-8588 Wachovia Securities Christopher Haley 443-263-6773

Appendix Supplemental Information on Bond Portfolio 17-19 Bond Portfolio Distribution 17 Cash Flow Hedging 18-19 Analysis of Balance Sheet Components 20-21 Contact Information 22

Bond Portfolio Distribution Definitions: LIHTC - Low income housing tax credit CDD - Community development district 501(c)(3) - Non-profit entity 80/20 - Properties where generally 20- 40% of the units must be set aside for residents at 50-60% of the median income. By State TX 28% CA 13% GA 12% FL 11% TN 6% Other 30% By Property Status CDD 6% Rehabilitation 6% Lease up 14% Stabilized 56% Under Construction 18% By Bond Type LIHTC 50% CDD 6% 80/20 25% 501(C)3 Bond 19%

Cash Flow Hedging Note: (12) The Company generally hedges its floating rate risk related to bond securitizations using swaps based on BMA, the short-term tax-exempt rate on the basis of which its tax-exempt bonds are priced. However, since 2003, the Company has, from time to time, hedged this risk using LIBOR swaps. The "As Adjusted" data provide the Company's estimate of its hedge positions assuming all LIBOR swaps were converted into BMA swaps, based on market data as to the ratio of LIBOR to BMA as of the relevant date. In addition, from time to time, the Company may purchase senior interests in securitizations or post cash collateral, both of which reduce the Company's floating-rate risk and are so reflected in the "As Adjusted" data.

Cash Flow Hedging "We use a laddered hedging strategy to minimize roll-over risk in any one year."

									Consolidated
	Bond				CAPREIT		Preferred		Balance Sheet
	Securitizations and		Taxable	Tax Credit	Equity		Equity in	Tax Credit	June 30,
(in thousands)	Derivatives (13)		Lending (14)	Operations (15)	Investments (16)	Other	TE Bond Sub (17)	Funds (18)	2005
ASSETS
Investment in loans/bonds, net	$1,394,605		$638,133	$—	$2,137	$—	$—	$—	$2,034,875
Investments in partnerships	—		9,979	44,397	64,619	—	—	553,614	672,609
Cash and cash equivalents	—		—	—	—	136,698	—	—	136,698
Other assets	22,576		32,930	35,532	—	64,123	7,177	199,860	362,198
Goodwill (19)	—		16,807	88,874	—	1,880	—	—	107,561
Other intangibles	—		5,415	20,349	—	—	—	—	25,764

Total assets	$1,417,181		$703,264	$189,152	$66,756	$202,701	$7,177	$753,474	$3,339,705

LIABILITIES AND SHAREHOLDERS’ EQUITY
Senior Debt	$732,936		$517,745	$46,642	$—	$—	$—	$224,195	$1,521,518
Preferred securities	—		—	172,750	—	—	168,000	—	340,750
Tax credit equity guarantee liability	—		—	36	—	—	—	223,950	223,986
Other liabilities	6,659		52,704	11,594	—	20,799	5,970	33,079	130,805

Total liabilities	739,595		570,449	231,022	—	20,799	173,970	481,224	2,217,059

Minority interest in subsidiary companies	—		—	154	—	—	—	312,330	312,484
Preferred shareholders’ equity in subsidiary companies	—		—	—	—	—	71,031	—	71,031
Liabilities / Assets	52%	(21)	81%	122%	0%	10%	2424%	64%	66%	(22)
Total shareholders’ equity (20)	677,586		132,815	(42,024)	66,756	181,902	(237,824)	(40,080)	739,131

Total liabilities and shareholders’ equity	$1,417,181		$703,264	$189,152	$66,756	$202,701	$7,177	$753,474	$3,339,705

Analysis of GAAP Balance Sheet Components

Analysis of GAAP Balance Sheet Components